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                                                                    Exhibit 8.2


            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]


                                                                212-859-8172
August 19, 1999                                              (FAX: 212-859-8588)


Pioneer Hi-Bred International, Inc.
700 Capital Square
Des Moines, Iowa 50309


Gentlemen:

         We are acting as counsel to Pioneer Hi-Bred International, Inc., an Iowa corporation ("Pioneer"), in connection with the proposed merger (the "Merger") of Pioneer with and into Delta Acquisition Sub ("Newco"), a wholly owned subsidiary of E.I. du Pont de Nemours and Company, a Delaware Corporation ("DuPont"), with Newco surviving. The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of March 15, 1999, by and among Pioneer, Newco, and DuPont, as amended (the "Merger Agreement").

         DuPont has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (File No. 333-_____) (the "Registration Statement") with respect to the common stock of DuPont to be issued to holders of shares of common stock of Pioneer pursuant to the Merger. In addition, Pioneer and DuPont have prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate. Terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

         We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of the Merger Agreement and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Under the Merger Agreement, it is a condition to the closing of the Merger that DuPont must receive an opinion, dated as of the date of the Merger, of Skadden, Arps, Slate, Meagher & Flom LLP and Pioneer must receive an opinion, dated as of the date of the Merger, of Fried, Frank, Harris, Shriver & Jacobson (which condition Pioneer will not waive without re-soliciting proxies from


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shareholders of Pioneer), to the effect that the Merger will, based upon certain representations by DuPont and Pioneer, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         Based upon and subject to the foregoing, and subject to the qualifications, limitations and assumptions contained in the portion of the Proxy Statement/Prospectus captioned "U.S. Federal Income Tax Consequences," the portion of the Proxy Statement/Prospectus captioned "U.S. Federal Income Tax Consequences," to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, represents our opinion as to the material U.S. federal income tax consequences of the Merger under applicable law. No opinion is expressed on any matters other than those specifically referred to herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "U.S. Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                   Very truly yours,

                                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                   By:  /s/ Joel Scharfstein
                                       ------------------------------------
                                            Joel Scharfstein